Exhibit 23.1




                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement of AOL Time Warner Inc.("AOL Time Warner") on Form S-8 pertaining to the Amended and Restated Stock Option Plan for Directors, Officers, Employees and Consultants of InfoInterActive Inc. and 2000 Stock Option Plan of InfoInterActive Inc. of our report dated January 18, 2001, with respect to the consolidated balance sheet of AOL Time Warner as of December 31, 2000 included in its Current Report on Form 8-K/A dated January 11, 2001 (filing date January 26, 2001), filed with the Securities and Exchange Commission.



                                                         /s/ Ernst & Young LLP


New York, New York
July 17, 2001